                         OEM AFFILIATE LABEL AGREEMENT

         THIS OEM AFFILIATE LABEL AGREEMENT (the "Agreement") is entered into this 19th day of June, 1996, by and between MICROLEAGUE MULTIMEDIA, INC., a Pennsylvania corporation ("Company") and GTE INTERACTIVE MEDIA, a division of GTE CORPORATION ("GTE-IM"). In consideration of the promises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and GTE-IM hereby agree as follows:


1. Definitions.

         (a) "Company Products", as used herein, shall mean the products listed in Exhibit A (Company Products-Frontline) and Exhibit B (Company
Products-General Admission) attached hereto.

         (b) "Confidential Information", as used herein, shall mean all information provided by one of the parties to the other party hereto which is marked or indicated by the disclosing party to be confidential, including, without limitation, technical information not included in user documentation relating to Company Products, customer lists, marketing plans, financial information and the terms of this Agreement.

         (c) "Effective Date", as used herein, shall mean the date of execution of this Agreement by both parties hereto.

         (d) "Expiration Date", as used herein, shall mean the date that is exactly one (1) year after the Effective Date.

         (e) "Net OEM Price", as used herein, shall mean the price of each Company Product for sale to any hardware manufacturer or other OEM entity, less the following: (i) cost of goods (e.g., replicating, shrink wrapping and other physical manufacturing costs); (ii) returns or refunds, (iii) discounts; and
(iv) only as to titles no. 1 through no. 20 in Exhibit B attached hereto, bad debt. "Net OEM Revenue", as used herein, shall mean revenue from sales of the Company Products based on the Net OEM Price.

         "Proprietary Rights", as used herein, shall mean any and all rights held by either party hereto, including, without limitation, patent, copyright, mask work/topography/circuit layout rights, authors' rights, trademarks, trade names, know-how and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws.

         (g) "Term", as used herein, shall mean the operative term of the Agreement commencing on the Effective Date and ending on the Expiration Date.

         (h) "Territoy", as used herein, shall mean the universe (or as otherwise specifically limited by Exhibits A and B attached hereto), for OEM sales only.

2. License Grant.

         (a) License. Company hereby grants to GTE-IM and GTE-IM accepts, for the Term, the following exclusive rights: (i) with respect to titles no. 1 through no. 14 in Exhibit A attached hereto, the exclusive right to contract with OEMs for the "hard" bundling of such Company Products in the Territory and the non-exclusive right to contract with related entities for the "soft" (e.g., soft-packs, single unit licenses) bundling of such Company Products in the Territory, it being agreed and understood by GTE-IM that GTE-IM must receive Company's approval to execute such "soft-pack" and single unit licenses with respect to titles no. 1 through no. 14; (ii) with respect to titles no. 1 through 20 in Exhibit B attached hereto, the exclusive right to contract with OEMs for the hard bundling of such Company Products in the

Territory and the non-exclusive right to contract with related entities for the soft bundling of such Company Products in the Territory, it being agreed and understood by Company that GTE-IM may execute such soft-pack and single unit licenses with respect to titles no. 1 through no. 28 without receiving Company's prior approval of same. It is expressly agreed and acknowledged by GTE-IM that GTE-IM may not contract with the following entities with respect to any Company
Product: SoftKey, Expert, Cosmi and GT Interactive-Slash. It is expressly agreed and acknowledged by Company that GTE-IM may book OEM contracts whose terms extend up to (but no more than) two (2) calendar years beyond the Term.

         (b) GTE-IM's Obligations. GTE-IM agrees to use its best efforts to achieve maximum OEM sales of Company Products and agrees to establish an adequate sales network therefor, consistent with good business ethics and in a manner that shall reflect favorably on Company and on the goodwill and reputation of Company.

         (c) New Versions. In the event that any Company Product is superseded by a new version of said Company Product, Company shall give GTE-IM written notice of such new version. GTE-IM shall have the right to obtain the new version of said Company Product by returning the gold master of the superseded Company Product within thirty (30) days of such notice from Company. Upon return of the superseded gold master, together with an order for the new version of said superseded Company Product, Company shall ship to GTE-IM a gold master version of the new Company Product, subject to the provisions of this Agreement, and Company shall bear the costs of shipping and handling in connection therewith.

3. Royalties.

         (a) Royalty. In addition to the Advance, as of the date that GTE-IM has actually collected One Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($133,333.33) in Net OEM Revenue (the "Revenue Threshold"), GTE-IM shall pay to Company, within forty-five (45) days following the end of each calendar quarter after the Revenue Threshold, a royalty equal to Seventy Five Percent (75%) of the Net OEM Price on OEM sales of Company Products for such calendar quarter (the "Royalty"), it being agreed and understood by Company that GTE-IM shall have no obligation to pay any portion of the Royalty unless and until GTE-IM meets the Revenue Threshold.

         (b) Quarterly Payments. Royalty payments, based on the rates set forth above, shall be made on a quarterly basis, it being agreed and understood by the parties hereto that GTE-IM is not obligated to make royalty payments for any quarter during which GTE-IM receives no net cash receipts from sales of Company Products.

         (c) Quarterly Reports. GTE-IM shall produce a written quarterly report sent simultaneously to Company with any royalty payments to be made for said quarter. Such quarterly report shall set forth in reasonable detail the manner in which the subject royalty was calculated and shall also set forth gross sales figures for the preceding quarter.

4. Advance/Guarantee.

         (a) Advance. Subject to Company's delivery of those Company Products scheduled for immediate delivery to GTE-IM upon execution of this Agreement, GTE-IM shall pay a non-refundable advance of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Advance") directly to Company upon the mutual execution of this Agreement.

         (b) Guarantee. To the extent not then already paid to Company pursuant to subsection 3(a) hereinabove, GTE-IM shall pay Company a total guarantee of Two Hundred Thousand and No/Dollars ($200,000.00) (the "Guarantee"), to be disbursed, only to the extent required, pursuant to the following schedule: (i) Fifty Thousand and No/Dollars ($50,000.00) within thirty (30) days after expiration of the Term; (ii) Fifty Thousand and No/Dollars ($50,000.00) within thirty (30) days following the date that is exactly six (6) calendar months after expiration of the Term; (iii) Fifty Thousand and No/Dollars ($50,000.00) within thirty (30) days following the date that is exactly twelve
(12) calendar months after expiration of the Term; and (iv) Fifty Thousand and No/Dollars ($50,000.00) within thirty (30) days following the date that is exactly eighteen (18) calendar months after expiration of the Term.

5. Public Relations. Company, at its sole cost and expense, shall be responsible for any and all public relations activities associated with Company Products. GTE-IM may undertake, at its sole cost and expense, public relations activities in connection with Company Products, it being agreed and understood that GTE-IM must receive Company's approval of any and all such proposed public relations activities prior to GTE-IM undertaking same. A copy of any press release issued by either party hereto in connection with Company Products shall be sent at the time of said release to the non-issuing party.

6. Manufacturing. GTE-IM and/or the OEMs with whom GTE-IM contracts shall be responsible for all costs associated with the manufacturing of Company Products, including, without limitation, disc replication, costs of inserts, packaging, boxing, shrink wrapping and shipping.

7. Company's Additional Duties.

         (a) Delivery of Gold Masters. Pursuant to the schedule of delivery dates set forth in Exhibit A attached hereto, Company shall submit to GTE-IM one
(1) copy of Company's gold master version of each Company Product (each, a "Gold Master"), with said Gold Master to be suitable for the platforms listed on Exhibit A. Company hereby agrees to immediately notify GTE-IM in writing upon the occurrence of any circumstances which may delay or otherwise adversely affect delivery of the Gold Masters. It is expressly agreed and acknowledged by Company that time is of the essence with respect to the delivery of Company Products, and any failure by Company to deliver Company Products pursuant to the delivery schedule for same set forth in Exhibit A attached hereto shall afford GTE-IM the termination rights set forth in Section 11 (Termination) hereinbelow.

         (b) Testing. Company hereby agrees to test the operability of each Company Product at its sole cost and expense in order to ensure that each Gold Master is functional and fully operational by any and all relevant consumer and industry standards. GTE-IM shall have the right, at its sole cost and expense, to perform additional testing of Company Products.

         (c) Acceptance of Gold Masters. GTE-IM shall notify Company within ten
(10) calendar days following receipt of the Gold Masters as to whether GTE-IM shall accept said Gold Masters. If, in GTE-IM's reasonable discretion, GTE-IM deems any of the Gold Masters unacceptable, GTE-IM shall promptly notify Company in writing as to the specific grounds for rejection. GTE-IM and Company shall work together in good faith to clarify what alterations and/or modifications may be needed to be performed by Company to ensure that the given Company Product is functional and fully operational by any and all relevant consumer and industry standards. After any necessary alterations and/or modifications are performed, Company shall resubmit a new Gold Master and this process shall be repeated until such time as GTE-IM accepts the Gold Masters. Nothing herein shall be construed as obligating Company to make non-technical alterations to any Company Product; provided, however, GTE-IM reserves the right, in its sole and absolute discretion, to refuse to accept and pay for any Company Product which contains morally objectionable and/or offensive content.

         (d) Technical Support. Throughout the Term, Company shall provide, at its sole cost and expense, (i) as-needed technical support to consumers via telephone and facsimile and (ii) as-needed instruction to GTE-IM and its representatives for education and/or training as to the use of Company Products.

8. Intellectual Property Rights.

         (a) Representations and Warranties. Company represents to GTE-IM that
(i) Company owns all necessary rights in and to the material contained in the Company Products in order to grant GTE-IM the rights granted to it under this Agreement, (ii) said Company Products do not infringe upon any copyright, patent, mask work, trademark or other proprietary right of any third party and
(iii) Company has full authority to enter into this Agreement.

         (b) Indemnification. Company agrees to protect, defend, indemnify and hold harmless GTE-IM, its agents, directors, officers, employees and licensees (collectively, "GTE-IM's Employees"), from and against any and all claims that Company Products infringe the intellectual property rights of any third party.

         (c) Restriction on Duplication. GTE-IM shall have no rights to duplicate, translate, decompile, reverse engineer or adapt Company Products without Company's prior written consent.

         (d) Obligatign to Notify. GTE-IM shall promptly notify Company of any unauthorized third-party duplication, distribution or use of Company Products which comes to the attention of GTE-IM, and GTE-IM shall provide Company with whatever reasonable assistance is necessary to stop such activities.


         (e) Company Trademarks. GTE-IM shall not attempt to register any of Company's trademarks, company names or trade names without Company's written permission.


         (f) Retention of Ownership. Nothing contained in this Agreement shall be deemed to transfer ownership of intellectual property rights in the Company Products from Company to GTE-IM. Company retains all rights to enforce its patent, copyright, trademark, trade secret and other proprietary rights in and to the Company products against infringements and misappropriation. On the written request of Company, GTE-IM will promptly provide all reasonable cooperation, at Company's expense, in connection with any enforcement activities that Company may undertake during the Term.

9. Confidentiality.

         (a) GTE-IM's Obligations. GTE-IM, on behalf of itself and its employees, shall take all reasonable steps to safeguard the Company Products distributed by it from any unauthorized use, duplication, sublicensing or distribution.

         (b) Joint Obligations. Each party hereto shall, on behalf of itself and its employees and in consideration of the other party's Proprietary Rights, retain all Confidential Information furnished by the other party hereto in strictest confidence and shall not publish or disclose such Confidential Information at any time during the Term of this Agreement or after its termination.

10. Warranties.

         (a) Operabilily. Company hereby warrants that all Gold Masters shall operate substantially in accordance with the user documentation provided in connection therewith. Company shall further make reasonable efforts to correct any significant reproducible error in Gold Masters for which Company receives written notice promptly after such error comes to the attention of GTE-IM, provided such error relates to the proper functioning of Gold Masters and has not been caused by negligence on the part of GTE-IM, computer malfunction or other causes external to the Gold Masters.

         (b) Freedom from Material Defects. Company hereby warrants that all Gold Masters shall be free from material defects in materials and workmanship under normal use for a period of ninety (90) days from the date of delivery by Company to the GTE-IM.

         (c) Applicability to New Versios. The warranties set forth in Sections l0(a) and l0(b) shall also apply to any new versions of Company Products which GTE-IM distributes in accordance with the terms and conditions of this Agreement.

         (d) No Waiver of Other Warranties. THE WARRANTIES CONTAINED IN SECTIONS 10(A), 10(B) AND 10(C) ARE IN ADDITION TO, AND NOT IN LIEU OF, ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11. Termination; Events of Termination. GTE-IM shall have the right to terminate this Agreement for cause by written notice to Company at any time in the event of any one or more of the following:

         (i) any default by Company in the due observance or performance of any term or condition of this Agreement (including, without limitation, delivery of Company Products pursuant to the schedule of delivery dates set forth in Exhibit A attached hereto), where such default shall have continued for a period of thirty (30) days after written notice specifying the same shall have been given by GTE-IM to Company;

         (ii) any illegal, unfair or deceptive business practices or unethical conduct whatsoever by Company, whether or not related to Company Products;

         (iii) any sale of a majority interest in Company to a third party, provided GTE-IM gives Company ninety (90) days' notice of termination, and

         (iv) a receiver, liquidator, trustee or like official is appointed for Company or any substantial portion of its property or Company files or consents to any petition in bankruptcy or other insolvency proceedings or makes any assignment for the benefit of creditors,



12. Limitatign of Remedies.

         (a) Indemnification By Company. Company shall, at its sole cost and expense, protect, defend, indemnify and hold GTE-IM and GTE-IM's Employees harmless from and against any and all claims that (i) the Company Products infringe or constitute wrongful use of any patent, copyright, trade secret or other right of any third party or (ii) the Company Products are in any way defective or do not conform to Company's published specifications, provided GTE-IM gives Company prompt written notice of any such claim and provides Company such reasonable cooperation and assistance as Company may request from time to time in the defense thereof. Notwithstanding the foregoing, Company shall have no obligation to defend or indemnify GTE-IM and/or GTE-IM's Employees from and against any claim that is based on: (i) a grossly negligent or willful act which is proven to be directly attributable to GTE-IM; (ii) the modification by GTE-IM, or by a third party on behalf of GTE-IM, of the Company Products; or
(iii) the unauthorized combination of the Company Products with products or materials of parties other than Company.

         (b) Indemnification by GTE-IM. GTE-IM shall, at its sole cost and expense, protect, defend, indemnify and hold Company and Company's agents, licensees, employees, directors, officers and partners (collectively, "Company's Employees") harmless from and against any claim that any part of the packaging not previously approved in writing by Company infringes or constitutes wrongful use of patent, copyright, trademark, trade name, trade secret or other right of any third party based on a claim arising out of the breach of any of the representations and warranties made and given by GTE-IM under this Agreement. Notwithstanding the foregoing, GTE-IM shall have no obligation to defend or indemnify Company and/or Company's Employees from and against any claim that is based on a grossly negligent or willful act which is proven to be directly attributable to Company.

13. Limitation on Liability. Notwithstanding anything to the contrary contained herein, neither party hereto shall, under any circumstances, be liable to the other party for consequential, incidental, or special damages, including but not limited to lost profits, even it such party has been apprised of the likelihood of such damages occurring.

14. Miscellaneous Provisions.

         (a) Separability. In the event that any provision hereof shall be held to be invalid by a court or other tribunal of competent jurisdiction, this Agreement shall be considered divisible as to such provision and the remainder of this Agreement shall remain valid and binding as though such provision were not included herein.

         (b) Entire Agreement. This Agreement, together with Exhibit A (Company Products) attached hereto, contains the entire agreement between the parties with respect to the subject matter herein contained and supersedes any prior agreements between them relating to its subject matter, whether oral or written. Any warranty, representation, promise or condition not incorporated herein shall not be binding upon either party. No modification, renewal, extension or waiver of this Agreement or any of its provisions shall be binding unless made in writing and signed by the parties hereto, including modifications to Exhibit A (Company Products) attached hereto.

         (c) Independence of Parties. Nothing in this Agreement shall be construed as creating a partnership or joint venture between the parties or making GTE-IM an agent or employee of Company. In all of its operations hereunder, Company shall conduct its business as an independent contractor at its own cost and expense and shall have no authority to make any representation or warranty on behalf of GTE-IM. Company shall be responsible for any withholding taxes, payroll taxes, disability insurance payments, unemployment taxes and other similar taxes or charges on the payments received by Company hereunder.

         (d) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, except as to copyright and trademark matters which shall be governed by the laws of the United States and any applicable international conventions.

         (e) Arbitration, Any and all disputes, disagreements and questions of interpretation concerning or arising under the terms of this Agreement shall be resolved by arbitration pursuant to the Federal Arbitration Act and the Voluntary Labor Arbitration Rules of the American Arbitration Association. Either party may initiate an arbitration proceeding at any time by giving thirty
(30) days' notice to the other party. The arbitrator shall have the power and authority to interpret, apply or determine compliance with this Agreement only insofar as shall be necessary to the determination of the dispute presented. The arbitrator shall not have the power or authority to add to, detract from, or alter in any way the provisions of this Agreement. The decision of the arbitrator shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.

         (f) Waiver. Failure or delay on the part of Company or GTE-IM to exercise any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

         (g) Notices. Any notice, report, demand or other communication provided for hereunder by either party to the other party hereto shall be in writing in the English language and sent by first-class registered or certified airmail, or by telex, facsimile or other electronic transmission addressed to the appropriate party at the following addresses, until changed by notice in writing by either party hereto to the other party:

                                 If to GTE-IM:
                                 Mr. Jason Salecki
                                 Director, OEM Sales
                                 GTE Interactive Media
                                 2035 Corte Del Nogal, #200
                                 Carlsbad, California 92009
                                 Telephone:        (619) 431-8801
                                 Facsimile:        (619) 431-8755

                                 with a copy to:
                                 Timothy J. Cahill, Esq.
                                 Cahill & Co., Inc.
                                 MGM Plaza
                                 2450 Broadway Avenue, Suite 550
                                 Santa Monica, California 90404
                                 Telephone:        (310) 315-6355
                                 Facsimile:        (310) 315-6337

                                 If to Company:
                                 Mr. John Ferretti
                                 President, COO
                                 MicroLeague Multimedia, Inc.
                                 750 Dawson Drive
                                 Newark, Delaware 19713
                                 Telephone:        (302) 368-9990
                                                   (717) 872-6567
                                 Facsimile.,       (302) 368-9219
                                                   (717) 871-9959

If sent by airmail, notice shall be effective fourteen (14) days from the date of deposit with the post office. If sent by electronic transmission, notice shall be effective one (1) day after transmission.

         (h) Assignment. This Agreement shall not be assignable or transferable by Company unless prior written consent is obtained from GTE-IM and provided that any such approved assignee or transferee agrees in writing to be bound by all of the terms, conditions, and obligations of this Agreement, including the confidentiality provisions of this Agreement. GTE-IM may assign this Agreement at any time, without receipt of Company's consent, to any entity which acquires all or part of GTE-IM, or which is acquired in whole or in part by GTE-IM, or which is controlled directly or indirectly by GTE-IM, or which entity controls, directly or indirectly, GTE-IM ("GTE-IM Affiliate"), or which owns or is owned by any GTE-IM Affiliate, so long as such transaction was not entered into as a subterfuge to avoid the obligations and restrictions of the Agreement.

         (i) Government Approval. If government approval is required before this Agreement is legally enforceable, then such government approval is a condition precedent to the validity of this Agreement. GTE-IM shall have no obligations under this Agreement until such government approval has been obtained and evidence of such approval has been received by GTE-IM. To the extent that any governmental entity requires changes to be made to the terms of this Agreement or the relationship between the parties, either party may, on ten
(10) day's written notice to the other, terminate this Agreement without liability.

         (j) Right to Audit. The information contained in a royalty report shall be conclusively deemed correct and binding upon Company, resulting in the loss of all further audit rights with respect to such report, unless specifically challenged by written notice from Company within ninety (90) days from the date that such report was delivered by GTE-IM to Company. GTE-IM agrees to allow Company's representatives to audit and analyze any relevant accounting records of GTE-IM at GTE-IM's premises to verify accurate and full accounting for payment of all monies due Company hereunder. Any such audit shall be permitted during normal business hours upon ten (10) days' written notice to GTE-IM of Company's written request therefor. Only one (1) audit may be carried out in a given six (6) month period.

         (k) Force Majeure. Neither party hereto shall be deemed to be in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, earthquake, act of government, shortages of material or supplies or any other cause beyond the control of such party, provided that such party gives the other party written notice promptly thereof and, in any event, within fifteen (15) days of discovery thereof. In such an event, the time for performance or cure shall be extended for a period equal to the duration of the event, but not in excess of six (6) months.

IN WITNESS WHEREOF, Company and GTE-IM each has caused this Agreement to be executed as of the date first set forth above.

GTE INTERACTIVE MEDIA,                         MICROLEAGUE MULTIMEDIA, INC.,
a division of GTE CORPORATION                  a Pennsylvania corporation

By: Paul E. XXXXXXXX                           By: XXXXXXXXXX
Its: Group VP/CEO                              Its: President 6-19-96

                                    EXHIBIT A
                           COMPANY PRODUCTS-FRONTLINE


Products                                         Delivery Dates          Platforms       Territory
- --------                                         --------------          ---------       ---------

 1.  MicroLeague Baseball                         7/24/96                 CD-ROM          World

 2.  MicroLeague Baseball Preview                 7/24/96                 CD-ROM          World

 3.  MicroLeague Football                         1/1/97                  CD-ROM          World

 4.  MicroLeague Football Preview                 1/l/97                  CD-ROM          World

 5.  MicroLeague Basketball                       2/15/97                 CD-ROM          World

 6.  MicroLeague Hockey                           2/15/97                 CD-ROM          World

 7.  Hooves of Thunder                            Execution               CD-ROM          World*

 8.  Teachers Toolbox                             Execution               CD-ROM          World

 9.  Card Collector                               Execution               CD-ROM          World

 10. Comic Book Collector                         Execution               CD-ROM          World

 11. Winning Edge                                 Execution               CD-ROM          World

 12. T.V. Guide Crossword Puzzle                  Execution               CD-ROM          World

 13. First Impression                             Execution               CD-ROM          World

 14. Wild Card                                    Execution               CD-ROM          World

 *(excluding Korea and Taiwan)

                                   EXHIBIT B.
                       COMPANY PRODUCTS-GENERAL ADMISSION


Products                                         Delivery Dates            Platforms     Territory
- --------                                         --------------           -----------     --------

1.  Action Soccer                                Execution                CD-ROM          North Amedca

2.  Quarter Pole                                 Execution                CD-ROM          World

3.  Realm of the Paladin                         Execution                CD-ROM          World

4.  Sabre Team                                   Execution                CO-ROM          North America

5.  General Admission Football                   Execution                CD-ROM          World

6.  Soccer Kid                                   Execution                CD-ROM          North America

7.  TV Guide Multimedia Crossword                Execution                CD-ROM          World

8.  Twisted Mini Golf                            Execution                CD-ROM          World

9. General Admission Baseball                    Execution                CD-ROM          World

10. Ultimate Cards                               Execution                CD-ROM          World

ii. Sports Pinball Baseball                      Execution                CD-ROM          World

12. Sports Pinball Basketball                    Execution                CD-ROM          World

13. Sports Pinball Football                      Execution                CD-ROM          World

14. Sports Pinball Hockey                        Execution                CD-ROM          World

15. Atlas of the U.S. Presidents                 Execution                CD-ROM          World

16. Readees Digest Multimedia Crossword          Execution                CD-ROM          World

17. D-Day                                        Execution                CD-ROM          World

18. Family Circus - Our House                    Execution                CD-ROM          World

19. World Vista Atlas                            Execution                CD-ROM          World

20, American Vista Atlas                         Execution                CD-ROM          World

21. Bible Lands, Bible Stories                   Execution                CD-ROM          World

22. Wildcard Gin Rummy                           Execution                CD-ROM          World


(EXHIBIT B, ctd.)

23. Wildcard Power Pinochle                     Execution              CD-ROM           World

24. Wildcard Finesse Bridge                     Execution              CD-ROM           World

25. Winning Edge Scoring System                 Execution              CD-ROM           World

26. Brix                                        Execution              CD-ROM           North America

27. U.S. Vista Atlas                            Execution              CD-ROM           World

28. Family Circus: On Vacation                  Execution              CD-ROM           World

                                       11